Exhibit 10.2

AMENDMENT NO. 1

TO

THE J. M. SMUCKER COMPANY DEFINED CONTRIBUTION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Restated Effective May 1, 2008)

The J. M. Smucker Company hereby adopts this Amendment No. 1 to The J. M. Smucker Company Defined Contribution Supplemental Executive Retirement Plan (the “Plan”) established effective as of May 1, 2008. Words and phrases used herein with initial capital letters which are defined in the Plan are used herein as so defined. The provisions of this Amendment shall be effective as of May 1, 2012.

Section 1

Section 2.1 of the Plan is hereby amended in its entirety to read as follows:

“2.1 Eligible Participants

An employee who has been hired or promoted to serve as an officer or in an equivalent position and has been designated by the Committee shall become a Participant in the Plan as of the date of designation.

Notwithstanding the foregoing, for all purposes under the Plan, after April 30, 2012, no further officers shall first become eligible to participate in the Plan.”

Section 2

Section 3.1 of the Plan is hereby amended in its entirety to read as follows:

“3.1 Establishment of Accounts

The Company shall establish and maintain an account for each Participant, or designated Beneficiary of the Participant upon the death of the Participant, and shall credit such accounts each Plan Year with a Contribution Credit and Earnings Credits, as applicable, in accordance with the provision of this Article III.”

Section 3

Section 3.3 of the Plan is hereby amended in its entirety to read as follows:

“3.3 Earnings Credit

‘Earnings Credit’ means the amount which shall be credited each Plan Year to the account maintained for a Participant or Beneficiary by calculating interest at a rate to be determined by the Committee. As determined by the Committee, the interest rate for the Plan effective May 1, 2012 shall be 120% of the federal long-term interest rate under Section 1274(d) of the Code. Such rate shall remain in effect until the Company determines that the record keeper engaged to assist the Company with the administration of the Plan is equipped to credit earnings based on the Participants’ deemed investments, as provided in Section 3.6, after which, the ‘Earnings Credit’ shall mean the amount (including a negative amount) credited to the account maintained for a Participant or Beneficiary under Section 3.6.”

Section 4

The last sentence of Section 3.5 of the Plan is hereby amended in its entirety to read as follows:

“Earnings Credits will be made through the date specified in Section 3.6(c).”

Section 5

Article III of the Plan is hereby amended by adding a new Section 3.6, immediately following Section 3.5, to read as follows:

“3.6 Deemed Investment Earnings

(a) Deemed Investment of Accounts: The Company shall from time to time designate one or more investment vehicle(s) in which the accounts for Participants shall be deemed to be invested. The investment vehicle(s) may be designated by reference to the investments available under The J.M. Smucker Company Employee Savings Plan (the “401(k) Plan”). Each Participant shall designate the investment vehicle(s) in which his account shall be deemed to be invested according to the procedures developed by the Company. The Company shall be under no obligation to acquire or invest in any of the deemed investment vehicle(s) under this subparagraph, and any acquisition of or investment in a deemed investment vehicle by the Company shall be made in the name of the Company and shall remain the sole property of the Company. The Company shall also establish from time to time a default fund into which a Participant’s account shall be deemed to be invested if the Participant fails to provide investment instructions pursuant to this Section 3.6(a). Until otherwise changed, such default fund shall be the applicable investment vehicle determined pursuant to the terms of the 401(k) Plan’s default investment provisions.

(b) Changes in Elections; Transfers Among Funds: During a Plan Year, a Participant may change the investment vehicles in which his account shall be deemed to be invested according to the procedures developed by the Company. A Participant may also elect to transfer amounts credited to his account from any deemed investment vehicle to any other deemed investment vehicle according to the procedures developed by the Company. The Company may establish any limitations on the frequency with which Participants may make, and the timing of, investment designations and transfer elections under this Section 3.6(b) as the Company may determine necessary or appropriate from time to time, including limitations related to frequent trading, market timing activities and restrictions on executive officer trading.

(c) Periodic Account Adjustments: The account of each Participant shall be adjusted from time to time at such intervals as determined by the Company until the entire amount credited to the account has been distributed to the Participant or his Beneficiary. The amount of the adjustment shall equal the amount that each Participant’s account would have earned (or lost) for the period since the last adjustment had the account actually been invested in the deemed investment vehicle(s) designated by the Participant for such period.”

Section 6

Section 4.3 of the Plan is hereby amended in its entirety to read as follows:

“4.3 Forms of Distribution

Any vested benefit payable to or on behalf of a Participant under the Plan pursuant to Section 4.1 shall be payable pursuant to a fixed schedule in accordance with the provisions of Section 409A of the Code. Each Participant must elect the payment schedule from one of the options below within 30 days of becoming designated to participate in the Plan. The possible payment options are as follows:

(a) One single lump sum payment; or

(b) For benefits commencing prior to May 1, 2012, equal monthly installments payable over a fixed period (five, ten, fifteen or twenty years, as elected by the Participant), determined based on the Participant’s vested account balance and the interest crediting rate in effect at the later of the date of (i) Separation from Service, Disability, or death, as applicable, or (ii) the date that payments commence; or

(c) For benefits commencing on or after May 1, 2012, substantially equal monthly installments payable over a fixed period (five, ten, fifteen or twenty years, as elected by the Participant), determined based on the Participant’s account balance. The amount of the unpaid installment payments remaining in the Participant’s Account shall continue to be credited with earnings as provided in Section 3.6.

If no election is made by a Participant or if the Participant elects installment payments but fails to elect the fixed period, the default form of payment shall be the method described in (a) above.”

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Plan to be executed this 5th day of June, 2012.

THE J. M. SMUCKER COMPANY

By:	/s/ Barry C. Dunaway
Title:	Senior Vice President and Chief Administrative Officer

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